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ROBERT A. PICARELLO                         [LOGO]
CHIEF COUNSEL


                                                           Law Department, S-321
                                                          900 Cottage Grove Road
                                                        Hartford, CT  06152-2321

                                                            Phone:  860.726.8064
                                                            Fax:    860.726.1778


February 26, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: CIGNA Life Insurance Company
    CIGNA Variable Annuity Separate Account I
    File No. 33-90984
    Post-Effective Amendment No.2

Dear Sirs:

As Chief Counsel of the Individual Insurance Division of the CIGNA Companies, I am familiar with the actions of the Board of Directors of CIGNA Life Insurance Company (the "Company"), establishing the CIGNA Variable Annuity Separate Account I (the "Account") and its method of operation and authorizing the filing of a registration statement under the Securities Act of 1933 for the securities to be issued by the Account and the Investment Company Act of 1940 for the Account itself.

In the course of preparing this opinion, I have reviewed the Certificate of Incorporation and the By-Laws of the Company, the Board actions with respect to the Account, and such other matters as I deemed necessary or appropriate. Based on such review, I am of the opinion that the variable annuity contracts (and interests therein) which are the subject of the registration statement under the Securities Act of 1933 filed for the Account will, when issued, be legally issued and will represent binding obligations of the Company, the depositor for the Account.

I further consent to the use of this opinion as an Exhibit to said Registration Statement and to the reference to me under the heading "Experts" in said Registration Statement.

Very truly yours,



/s/ ROBERT A. PICARELLO
Robert A. Picarello
Chief Counsel